Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1/A of our report dated January 20, 2005 except for “The Company” included in Note 1 and “Merger Transaction” included in Note 7, which are as of February 11, 2005 and “Delaware Reincorporation” included in Note 7, which is as of July 28, 2005, on our audits of the financial statements of Chelsea Therapeutics, Inc. as of December 31, 2003 and 2004 and for the years then ended and for the period from April 3, 2002 to December 31, 2004. We also consent to the reference to our firm under the caption “Experts.”

/s/    J.H. Cohn LLP

Roseland, New Jersey

August 15, 2005